Exhibit 99.1

For Immediate Release

Peter Harris to Join West Marine as CEO in January

Peter Harris is joining West Marine as CEO and member of the Board of Directors on January 3, 2005, continuing the company’s tradition of strong, veteran talent at the helm. With 24 years of experience as a CEO, coupled with a firm belief that West Marine’s dedicated associates and proven management team are its most valuable assets, Peter is well qualified to succeed retiring CEO John Edmondson.

From the outset, Peter has established a reputation for building long-term value for shareholders while benefiting customers, associates and good causes. Coming up through the ranks at Gemco, where he began his career in retail by servicing customers and stocking shelves, Peter served as CEO of the department store subsidiary of Lucky stores from 1980 to 1985. Under his leadership, Gemco grew to $2.2 billion in revenue and 18,000 associates.

But perhaps Peter’s best-known retail industry leadership role was as CEO of FAO Schwarz, a pioneer in the concept now called “entertainment retailing.” In 1985, Peter and an investor partner purchased FAO Schwarz, a troubled company at the time. Peter and his management team led FAO Schwarz through a very successful repositioning and turnaround, often called its greatest years, before selling the company in 1990.

Peter remained the CEO of FAO Schwarz until 1992, after which he served as CEO of Accolade, an entertainment software developer selling sports, action and children’s game software through the mass and specialty retail channels.

For the next five years, from 1995 until 2000, Peter served as CEO of mall-based retailer The Picture People, which, following a successful turnaround, was sold to Hallmark and now operates as an independent, fiscally strong, 316-store chain.

In 2000, Peter was named President and CEO of the San Francisco 49ers. Installing a new strategic vision, Peter led changes to the management organization, re-engineered information and communications systems, strengthened brand identity and made extensive changes to business planning and budgeting structures. Peter’s contract with the 49ers ended in July 2004.

In addition to his management roles, Peter has served on the boards of directors of numerous well-known companies, including Six Flags Theme Parks, Pacific Sunwear, Stride Rite and Mrs. Fields.

Peter takes over the West Marine helm from retiring CEO John Edmondson following a very successful 6-year tenure that saw the company expand from $454 million in sales and 212 stores in 1998 to over $680 million in projected sales and 376 stores planned for 2004.

Randy Repass, founder and Chairman of West Marine, said, “We feel very fortunate to have such a talented executive and proven leader as Peter join us at West Marine. During his six years as CEO, John Edmondson assembled a very strong and accomplished team that dramatically improved all of West Marine’s operations so that we can serve customers much better and more efficiently. I am confident that Peter will continue this legacy and lead our great team of associates in taking West Marine to the next level of success!”

West Marine, Inc. is the nation’s largest specialty retailer of boating supplies, with 368 stores in 38 states, Canada and Puerto Rico. The company’s successful catalog and Internet channels offer customers approximately 50,000 products – far more than any competitor – and the convenience of being able to exchange catalog and Internet purchases at its retail stores. The company’s Port Supply division is the country’s largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine’s future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the company’s ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the company’s Direct Sales division as West Marine and its competitors open new stores, weather-related issues, the level of consumer spending on recreational water sports and boating supplies, fluctuations in fuel prices and other risk factors described from time to time in West Marine’s filings with the Securities and Exchange Commission, including West Marine’s quarterly report on Form 10-Q for the period ended October 2, 2004. West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.